Exhibit 10.1

Amended and Restated SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT, effective as of June 15, 2009, is by and among Cogenco International, Inc., a Colorado corporation (“Cogenco” or the “Company”) and Bernd J. Hamacher-Schwieren (“Purchaser’), and fully amends and replaces that certain share purchase agreement entered into by the parties dated April 28, 2009 (extended by amended dated May 31, 2009). By entering into this Agreement, the Purchaser agrees to purchase and Cogenco agrees to sell 540,000 shares of Cogenco common stock (the “Purchased Shares”) as described below and subject to adjustment as provided herein.

RECITALS

     A.      Cogenco is currently a development stage company, has only limited cash resources, and is currently not actively involved in business operations.

     B.      Purchaser is an investor with experience investing in, and/or working with, development stage companies such as the Company, has been provided all information about the Company he or it, and his or its, advisors have sought (including being afforded the opportunity to ask and receive answers from the Company and its management about the Company’s current and/or contemplated business activities), and is able to bear the risk of losing all of his or its investments in the Purchased Shares.

     C.      Cogenco and Purchaser desire to enter into this agreement pursuant to which Purchaser will purchase from Cogenco, and Cogenco will sell to Purchaser, the restricted common stock described herein.

     D.      Purchaser understands that, should Cogenco common stock be registered under the Securities Exchange Act of 1934, the Purchaser, as the holder of greater than 5% of the outstanding shares, will be obligated to file certain reports with the Securities and Exchange Commission (including reports on Schedule 13D or 13G, as applicable, and reports pursuant to Section 16(a) of the Securities Exchange Act of 1934.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMMON SHARES

     1.1      Purchase and Sale of Common Shares. Subject to the terms and conditions herein set forth, Cogenco agrees to issue and sell to Purchaser, and Purchaser agrees to subscribe for and take up, at the Closing, the Purchased Shares.

     1.2      Purchase Price. Purchaser shall pay the purchase price of $5.00 (U.S.) per share of Common Stock for a total purchase price of

$2,700,000. The Purchaser shall pay the purchase price to Cogenco in accordance with wiring instructions provided to Purchaser. The total purchase price shall be paid as follows: (i) a minimum of $250,000 shall be paid on or before June 30, 2009; and (ii) the unpaid balance of the total purchase price shall be paid on or before July 31, 2009.

     1.3      Use of Proceeds. Cogenco intends to use approximately $70,000 received from the Purchaser as working capital for itself, pay $135,000 to Genesis Capital Management Limited (“GCM”) as a finder’s fee pursuant to an agreement between Cogenco and GCM, and lend the balance of the proceeds from the sale of the Purchased Shares (expected to be approximately $2,495,000 to GCM, which to the Knowledge of Cogenco, will use the funds: (i) to repay approximately $185,900 of indebtedness owed by GCM to Cogenco, and the balance for general working capital purposes for itself and certain of its subsidiary or related entities including (without limitation, the entities described in the attached promissory note). The parties acknowledge that under United States law, Cogenco will have to maintain appropriate controls over the expenditure of the funds by itself and GCM to ensure compliance with the Foreign Corrupt Practices Act, the USA Patriot Act, and other United States laws.

     1.4      Related Party Transaction. The Purchaser understands that the Company’s largest shareholder, Genesis Investment Funds Limited, is controlled by GCM, and this loan can be considered to be a related party transaction. Cogenco cannot offer any assurance that any funds lent to GCM will be sufficient to permit it, or any subsidiary or related entity of GCM, will be sufficient for GCM to carry on its planned business operations. Further, Cogenco cannot offer any assurance that GCA will be able to fully and timely repay any funds Cogenco may lend to GCA. Cogenco plans to loan the funds to GCM pursuant to the promissory note that is attached as an exhibit to this subscription agreement but, in general, Cogenco will have little ability to control GCM’s activities or operations. GCM has provided Cogenco and the Purchaser with copies of GCM’s most recent financial statements which reflect its financial condition and results of operations through its most current fiscal period. Furthermore, the Purchaser acknowledges that the terms of the loan were not negotiated at arms’-length. By purchasing Cogenco common stock, the Purchaser represents that he has discussed the investment and the use of funds with GCM as well as Cogenco, and further acknowledges and approves of the use of proceeds of the Purchaser’s investment.

1.5      Closing.

     (a)      Subject to the satisfaction or waiver of the conditions set forth in Articles IV and V, the subscription for and issuance of the Purchased Shares shall take place at Cogenco’s principal offices (or as Cogenco may otherwise designate), or at such other times and places as the parties shall agree. The parties agree that there may be one or more closings under this agreement (each a “Closing”).

     (b)      Delivery. Cogenco will prepare a stock certificate in the name of Purchaser for the total number of shares purchased and shall deliver the certificate to Purchaser on the Closing against payment of the Purchase Price, by certified check or wire transfer payable to the Company or its designated agent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COGENCO

Cogenco represents and warrants to Purchaser as follows:

     2.1      Corporate Existence and Power. Cogenco (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; (c) is not qualified as a foreign corporation in any other state, and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Cogenco has no Subsidiaries.

     2.2      Authorization; No Contravention. The execution, delivery and performance by Cogenco of this Agreement and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action; (b) do not contravene the terms of the Articles of Incorporation or the By-laws; (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of Cogenco or any Requirement of Law applicable to Cogenco; (d) do not give rise to any right of another party thereto to accelerate, terminate or otherwise modify any Contractual Obligation and (e) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, Cogenco.

     2.3      Governmental Authorization; Third Party Consents. Except for compliance with securities laws in connection with the offer and sale of the Purchased Shares, no approval, consent, compliance, exemption, authorization, confirmation, transfer or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, Cogenco of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

     2.4      Binding Effect. This Agreement and each of the other Transaction Documents has been duly executed and delivered by Cogenco, and constitutes the legal, valid and binding obligations of each such entity, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     2.5      Litigation. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of Cogenco, threatened, at law, in equity, in arbitration or before any Governmental Authority against or involving Cogenco nor to the Knowledge of Cogenco is there any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Knowledge of Cogenco, threatened or any basis therefor known by Cogenco involving the prior employment of any employee of Cogenco, their use in connection with the business of such entity of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. No Order has been issued by any court or other Governmental Authority against Cogenco or any of Cogenco’s assets, including any Order purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

2.6      Compliance with Laws.

     (a)      Except as provided herein or in the Disclosure Documents, Cogenco is in compliance with all Requirements of Law and all Orders issued by any court or Governmental Authority against or affecting such entity or its assets. To Cogenco’s Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict Cogenco from, or otherwise materially adversely effect Cogenco in, conducting its Business in any jurisdiction in which it now conducts or proposes to conduct its Business.

     (b)      Cogenco has all material licenses, permits, registrations and approvals of any Governmental Authority (collectively, “Permits”) that are necessary or required for the conduct of the Business; Cogenco holds or will acquire such Permits and have made or will make all filings necessary for the conduct of their Business; such Permits as have been obtained are in full force and effect; and no material violations or notices of any violations or deficiencies are or have been received or recorded in respect of any Permit.

     (c)      No material expenditure is presently required by Cogenco to comply with any existing Requirement of Law or Order.

2.7      Capitalization.

     (a)      The Company currently has 600 million shares of stock authorized, of which 500 million are shares of Common Stock and 100 million are shares of preferred stock. As of June 15, 2009 there are 1,233,000 shares of common stock outstanding and no shares of preferred stock outstanding.

     (b)      There are no options, warrants, conversion privileges, subscription or purchase rights (including any preemptive rights) or other rights outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of Cogenco, (ii) any Share Equivalents or (iii) other securities of Cogenco, and there are no commitments, contracts, agreements, arrangements or understandings by Cogenco to issue any shares of Cogenco or any Share Equivalents or other securities of Cogenco.

     (c)      The Purchased Shares will, as of the Closing, have been duly authorized, and when issued and sold to Purchaser after payment therefor, will be validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights, will be issued in compliance with the registration and qualification requirements of all applicable securities laws and will be free and clear of all other Liens. All of the issued and outstanding shares of Common Shares are duly authorized, validly issued, fully paid and non-assessable.

     2.8      No Default or Breach; Contractual Obligations. Since April 1, 2008, Cogenco has not received notice of a default and is not in default under, or with respect to, any Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default or cause the acceleration of any of the obligations of any such entity thereunder.

     2.9      Real Estate. Cogenco does not own any real property. Cogenco leases certain office space at its principal place of business from an unaffiliated party.

     2.10      Charter Documents and Corporate Records. Cogenco has offered to provide to Purchaser true and complete copies of the Articles of Incorporation and Bylaws of Cogenco as in effect on the date hereof (which documents are also filed with the Securities and Exchange Commission). The minute books, or comparable records, of Cogenco are also available to Purchaser at its request and contain true and complete records of all meetings and resolutions of the Board of Directors (and any committee thereof) and shareholders of such entities since the time of organization of such entities and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting.

     2.11      Financial Statements. Cogenco’s Disclosure Documents contain financial statements as described therein.

2.12      Taxes.

     (a)      Cogenco has paid all Taxes which have come due and are required to be paid by it through the date hereof, other than Taxes being disputed in good faith for which adequate reserves have been specifically made on the most recent balance sheet delivered to Genesis;

     (b)      Cogenco has timely filed or caused to be filed Tax Returns that it is required to have filed, and all such Tax Returns and other filings are accurate and complete in all material respects;

     (c)      with respect to all Tax Returns of Cogenco, (i) there is no assessment or reassessment proposed or, to the Knowledge of Cogenco, threatened against Cogenco other than assessment in the normal course of filing of Cogenco and (ii) no audit is in progress with respect to any Tax Returns and Cogenco has never been subject to any such audit, no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax;

      (d)      there are no Liens for Taxes on the assets of Cogenco;

      (e)      Cogenco has no liability for Taxes of any Person other than itself;

     (f)      Cogenco has not been and no such entity is in violation (or with notice would be in violation) of any applicable Requirement of Law relating to the payment or withholding of Taxes;

     (g)      Cogenco has duly and timely withheld from employee, officer or director salaries, wages, and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws;

     (h)      there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Cogenco; and

     (i)      Cogenco will not have any liability on or after the date hereof under any Tax sharing agreement or similar contract to which they have been a party, and all such Tax sharing agreements in effect before the date hereof shall terminate and be of no further force and effect as of the date hereof.

     2.13      No Material Adverse Change; Ordinary Course of Business. Other than as contemplated herein or in the Disclosure Documents,

     (a)      There has not been a Material Adverse Effect other than Cogenco’s continuing expenditure of funds to meet its contractual obligations and in efforts to develop a prototype product for demonstration;

     (b)      Cogenco has not participated in any transaction material to the Condition of Cogenco or otherwise acted outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its Shareholders;

     (c)      Cogenco has not engaged in any related party transaction except as set forth in the Disclosure Document;

     (d)      Cogenco has not increased the compensation of any of its officers or the rate of pay of any of its employees;

       (e)      Cogenco has not created or assumed any Lien on a material asset;

     (f)       Cogenco has not entered into any Contractual Obligation, other than in the ordinary course of business or as contemplated by this Agreement; and

     (f)      There has not occurred a material change in the accounting principles or practice of Cogenco.

     2.14      Private Offering. No form of general solicitation or general advertising was used by Cogenco or representatives of Cogenco in connection with the offer or sale of the Purchased Shares or any shares offered to or purchased by the Other Purchasers. No registration of the Purchased Shares or filing of a prospectus in connection therewith, pursuant to the provisions of the Securities Act, applicable rules of the Commission, any other foreign securities laws or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Purchased Shares or any shares offered to or purchased by the Other Purchasers. Cogenco agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of Cogenco so as to require the registration of the Purchased Shares or filing of a prospectus in connection therewith, pursuant to the provisions of the Securities Act, applicable rules and instruments of the Commission, or any state securities or “blue sky” laws.

     2.15      Employee Benefit Plans. Cogenco has not adopted any retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of Cogenco for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of Cogenco. Cogenco may, in the future adopt health insurance and other insurance and employee benefit plans.

     2.16      Insurance. Cogenco has no insurance policies held by or on behalf of Cogenco.

     2.17      Environmental Matters. To the Knowledge of Cogenco, Cogenco is in full compliance with all applicable Environmental Laws and, without limiting the foregoing, has not caused or permitted the release of a contaminant into the environment except in full compliance with Environmental Laws and all permits or authorizations required pursuant to Environmental Laws have been obtained, are valid and in full force. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice or violation, investigation, proceeding or demand letter pending or, to the Knowledge of Cogenco, threatened against Cogenco pursuant to Environmental Laws; and, to the Knowledge of Cogenco, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions, omissions or plans which could reasonably be expected to prevent full compliance with, or which have given rise to or will give rise to liability under, Environmental Laws.

     2.18      Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Cogenco in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Cogenco, except that Cogenco is obligated to pay GCM a fee equal to 5% of the total purchase price for the Purchased Shares.

     2.19      Disclosure. The Disclosure Documents are accurate and complete in all material respects as of the dates such documents were filed with the Securities and Exchange Commission.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Cogenco, as follows:

     3.1      Existence and Power. Purchaser, (a) if Purchaser is a non-natural person, is duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and to complete the transactions herein contemplated.

     3.2      Authorization; No Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary action, (b) if Purchaser is a non-natural person, do not contravene the terms of Purchaser’ organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of Purchaser or any Requirement of Law applicable to Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, Purchaser.

     3.3      Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

     3.4      Binding Effect. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligations of Purchaser, enforceable against him or it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     3.5      Purchase for Own Account. The Purchased Shares to be acquired by Purchaser pursuant to this Agreement are being or will be acquired for his or its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice, however, to the rights of Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of Purchaser’s property being at all times within its control. If Purchaser should in the future decide to dispose of any of such Purchased Shares, Purchaser understands and agrees that he or it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of his or its Purchased Shares to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

     3.6      Restricted Securities. Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) and/or Regulation S of the Securities Act and that the reliance of Cogenco on such exemption is predicated in part on Purchaser’s representations set forth herein.

     3.7      Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser. The Purchaser understands Cogenco’s obligation to pay a 5% finder’s fee to GCM as described above and in an agreement between Cogenco and GCM, which payment the Purchaser approves.

     3.8      Review of the Disclosure and Related Documents; Consultation With Advisors. Purchaser has reviewed this Agreement, the documents, agreements, and understandings referred to herein relating to Cogenco and its Business, the Disclosure Documents and the other information provided. Further, Purchaser and his or its advisors have been afforded the opportunity to ask questions of Cogenco and its management, as well as questions of Cogenco’s controlling person GCM. Purchaser has consulted with his or its legal, financial, tax, investment, and accounting advisors regarding this Agreement, the transactions contemplated hereby, to the extent Purchaser deemed consultation with such advisors to be necessary or appropriate in the circumstances. Based on its or his due diligence investigation, Purchaser has no reason to believe that any of the information provided to Purchaser, including the Disclosure Documents, is inaccurate or incomplete in any material respect.

     3.9      Accredited and Non-U.S. Investor Status. Purchaser represents and warrants that Purchaser is an “Accredited Investor” as defined in Section 2(a)(15) of the Securities Act and Rules 215 and 501(a) promulgated under the Securities Act. Purchaser further represents that he or it is a “non-U.S. person” as that term is defined in Regulation S adopted by the Securities and Exchange Commission, and further represents that by reason of Purchaser’ business or financial experience, or through the business or financial experience of his or its advisor(s), Purchaser has the capacity to protect his or its own interest in connection with the transaction contemplated herein.

     3.10      Acknowledgement of Risk. Purchaser represents and warrants that Purchaser understands that an investment in Cogenco constitutes one of significant risk (including those risks described in Cogenco’s Disclosure Documents), and Purchaser risks losing his or its entire investment. Cogenco cannot offer any assurance that Purchaser will be able to recover any portion of his or its investment. The risks that impact Cogenco include (but are not limited to) those that are set forth in the Disclosure Documents, including the risks that (i) Cogenco has inadequate working capital; (ii) the Company remains a development stage business with limited operating history and requires substantial funds in addition to the proceeds from the sale of Purchased Shares; (iii) an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company; (iv) the Purchaser may not be able to liquidate his investment; (v) transferability of the Purchased Shares is extremely limited; and (vi) the Company has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future.

     3.11      No Insider Trading or Market Manipulation. Purchaser acknowledges that if he or it has received material, non-public information from Cogenco, Purchaser will not engage in any transaction by which Purchaser can be deemed to have taken advantage of its knowledge of material, non-public information about Cogenco, whether in the public market or in a private transaction and whether it occurs in the United States or elsewhere, and Purchaser will not encourage any other person to do so.

     3.12      Anti-Money Laundering. Purchaser represents and warrants that all purchase payments to Cogenco pursuant to this Agreement will be originated directly from a bank or brokerage account in the name of Purchaser. Purchaser represents and warrants that acceptance of these payment remittances by Cogenco will not breach any applicable rules and regulations designed to avoid money laundering.

     3.13      Good Funds. All funds used for the purchase of the Purchased Shares originated directly from a bank or brokerage account in the name of the Purchaser located within the United States of America or another Compliant Jurisdiction as defined in by the Financial Action Task Force on Money Laundering (found at http://www.oecd.org/fatf/) or in any other manner that may violate the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, or any similar law or regulation or executive order based on such law.

ARTICLE IV

CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE

     The obligation of Purchaser to purchase the Purchased Shares, to pay the purchase price therefor and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Purchaser of the following conditions on or before the date of the Closing.

     4.1      Representation and Warranties. The representations and warranties of Cogenco contained in Article II hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representation as so qualified shall be true and correct in all respects) at and on the date of the Closing as if made at and on such date.

     4.2      Compliance with this Agreement. Cogenco shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by any of the foregoing on or before the date of the Closing.

     4.3      Purchased Shares. Cogenco shall have delivered to Purchaser or at Purchaser’ direction certificates in definitive form representing the Purchased Shares, registered in the name of Purchaser (which delivery may be made after the Closing).

     4.4      Good Standing. Cogenco shall be in good standing in the state of Colorado.

     4.5      Consents and Approvals. All necessary consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law shall have been obtained and be in full force and effect, and no condition or action shall have been imposed or threatened in connection with obtaining such consents that would adversely affect Cogenco or the Business.

     4.6      No Injunctions. There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority preventing or hindering the transactions contemplated by this Agreement or the Transaction Documents from taking effect.

ARTICLE V

CONDITIONS TO THE OBLIGATION OF COGENCO TO CLOSE

     The obligation of Cogenco to issue and sell the Purchased Shares and the obligation of Cogenco to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Cogenco of the following conditions on or before the date of Closing:

     5.1      Representations and Warranties. Purchaser’ representations and warranties contained in Article III hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representation as so qualified shall be true and correct in all respects) at and on the date of Closing as if made at and on such date.

     5.2      Payment of Purchase Price. At each Closing Purchaser shall have delivered the aggregate purchase price to Cogenco for that number of Purchased Shares being purchased and paid for by Purchaser at that Closing.

     5.3      No Injunctions. There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority preventing or hindering the transactions contemplated by this Agreement or the Transaction Documents from taking effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

Cogenco hereby covenants and agrees with Purchaser as follows:

6.1      Preservation of Existence. Cogenco shall:

     (a)      preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization;

     (b)      preserve and maintain in full force and effect all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business;

     (c)      conduct the Business in the ordinary course in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties so that the efficiency of its business operation shall be reasonably maintained and preserved;

     (d)      comply with all Requirements of Law and with the directions of any Governmental Authority having jurisdiction over such entity or its business or property; and

     (e)      file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority.

     6.2      Books and Records. Cogenco shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Cogenco.

     6.3      Consents. Cogenco shall use its reasonable best efforts to obtain all consents and approvals required in connection with the transactions contemplated by this Agreement and the Transactions Documents.

     6.4      Provision of Information. For the avoidance of doubt, no information provided by Cogenco to Purchaser under this Article VI or otherwise shall limit or otherwise affect in any way the rights and remedies of Purchaser under this Agreement, including, without limitation, the right of Purchaser to rely on any conditions to the obligation of Purchaser to close pursuant to Article IV of this Agreement.

ARTICLE VII

DEFINITIONS

     7.1      Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     “Agreement” means this agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     “Articles of Incorporation” means the Articles of Incorporation of Cogenco in effect on the date hereof, as the same may be amended from time to time, which are available upon request.

     “Board of Directors” means the Board of Directors of Cogenco as described in the Disclosure Documents.

“Business” means the business of Cogenco as it currently exists.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Colorado are authorized or required by law or executive order to close.

     “By-laws” means the by-laws of Cogenco in effect on the date hereof, as the same may be amended from time to time.

“Claims” has the meaning set forth in Section 2.5.

“Closing” has the meaning set forth in Section 1.5.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     “Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Shares” has the meaning set forth in the recitals to this Agreement.

     “Condition of Cogenco” means the assets, business, properties, prospects, operations or condition (financial or otherwise) of Cogenco, taken as a whole.

     “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

     “Disclosure Documents” means this agreement and the reports that Cogenco has filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and all exhibits thereto.

“Dollars” or “$” means United States dollars.

     “Environmental Laws” means domestic or foreign federal, provincial or state statutes or regulations, municipal or local by-laws or regulations, decrees, obligations or liabilities pursuant to common or civil laws, as well as orders, judgments or injunctions, administrative policies or codes relating to the environment or to public or worker health and safety.

     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

     “GAAP” means generally accepted accounting principles in the United States in effect from time to time.

     “Governmental Authority” means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through shares or capital ownership or otherwise, by any of the foregoing.

     “Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business and not more than 90 days past due, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) all Contingent Obligations of such Person.

     “Knowledge of Cogenco” means the reasonable or actual knowledge, after due inquiry, of (a) the officers and directors of Cogenco and (b) any employee of Cogenco who has supervisory and managerial authority or specific knowledge with respect to a specific aspect of the Business (provided that such employee shall only be deemed to have “Knowledge” with respect such specific aspect of the Business for purposes of this Agreement).

“Liabilities” has the meaning set forth in Section 2.18.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred shares and equity related preferences).

     “Material Adverse Effect” means a material adverse change in or effect upon (a) the Condition of Cogenco or (b) the ability of Cogenco to perform its obligations hereunder and under the other Transaction Documents.

“Orders” has the meaning set forth in Section 2.2.

“Permits” has the meaning set forth in Section 2.6.

     “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchased Shares” has the meaning set forth in the preamble and in Section 1.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

     “Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

     “Share Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Common Shares or other capital shares of Cogenco, including, without limitation any option, warrant or other subscription or purchase right with respect to the Common Shares or such other capital shares.

     “Tax” or, collectively, “Taxes,” means any and all federal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, taxable income, profits, sales, use and occupation, and value added, ad valorem, employer health, capital gains, transfer, franchise, withholding, payroll, deductions at source, recapture, employment, excise, capital, lease, service, license, severance, stamp, occupation, premium, environmental, windfall profit and property taxes, customs, duties and other taxes, governmental fees and other like assessments or charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

     “Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of them.

     “Transaction Documents” means, collectively, this Agreement and the other documents to be executed or delivered to complete the transactions contemplated hereunder.

ARTICLE VIII

MISCELLANEOUS

     8.1      Survival of Representations, Warranties and Covenants.

     (a)      All representations, warranties and covenants made by Cogenco in or pursuant to this Agreement shall be considered to have been relied upon by Purchaser. All of the representations, warranties and covenants made herein shall survive the execution and delivery of this Agreement (regardless of any investigation made by Purchaser or on their behalf) for a period of three years from the Closing Date.

     (b)      All representations, warranties and covenants made by Purchaser in or pursuant to this Agreement shall be considered to have been relied upon by Cogenco. All of the representations, warranties and covenants made herein shall survive the execution and delivery of this Agreement (regardless of any investigation made by Cogenco or on their behalf) for a period of three years from the Closing Date. This includes, without limitation, Purchaser’ obligation set forth in Section 1.2 hereof.

     8.2      Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)      if to Cogenco:

Cogenco International, Inc.
                           6400 S. Fiddlers Green Cir., Suite 1840
                           Greenwood Village, CO 80111

(b)      if to Purchaser, to the address set forth beneath the Purchaser’s signature.

     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if delivered by facsimile or electronic mail. Any party may by notice given in accordance with this Section 8.2 designate another address or Person for receipt of notices hereunder.

     8.3      Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

8.4      Amendment and Waiver.

     (a)      No failure or delay on the part of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

     (b)      Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Cogenco or Genesis from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Cogenco and Genesis purchasing a majority of the Purchased Shares, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the parties hereto in any case shall entitle the parties hereto to any other or further notice or demand in similar or other circumstances.

     8.5      Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     8.6      Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     8.7      GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF COLORADO WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     8.8      Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought only in the federal courts of District of Colorado and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 8.2, such service to become effective 10 days after such mailing.

     8.9      Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     8.10      Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

     8.11      Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

     8.12      Fees. Each of the parties to this Agreement will pay its own costs, expenses, and fees (including, without limitation, legal fees) incurred by such party in connection with the transactions contemplated by this Agreement.

     8.13      Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby or Genesis, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict Cogenco from making disclosure required by the federal securities laws including (without limitation) appropriate disclosures required by Item 7.01 of Regulation S-K, as such disclosure is incorporated into Forms 8-K and 10-Q.

     8.14      Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

COGENCO INTERNATIONAL, INC.

By:
David W. Brenman, President

PURCHASER:

By: Bernd J. Hamacher-Schwieren
Haus Bergscheid, Raeren Belguim B-4730